UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 1, 2021

Cue Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38327	47-3324577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Erie St., Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 949-2680

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CUE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2021, Cue Biopharma, Inc., a Delaware corporation (the “Company”), entered into an Open Market Sale Agreement (the “Sales Agreement”) with Jefferies LLC, as agent (the “Agent”), pursuant to which the Company may offer and sell shares of its common stock, $0.001 par value per share, having an aggregate offering price of up to $80,000,000 (the “Shares”) from time to time through the Agent (the “Offering”). The Company is filing a prospectus supplement with the Securities and Exchange Commission (the “SEC”) in connection with the Offering (the “Prospectus Supplement”) under the Company’s existing shelf Registration Statement on Form S-3 (File No. 333-239357), as amended by Post-Effective Amendment No. 3, which became effective on May 21, 2021 (the “Registration Statement”).

Upon delivery of a placement notice to the Agent and subject to the terms and conditions of the Sales Agreement, the Agent may sell the Shares by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, including sales made directly on or through the Nasdaq Capital Market or on any other existing trading market for the Company’s common stock.

The Company or the Agent may suspend or terminate the offering of Shares upon notice to the other party, subject to certain conditions. The Agent will act as sales agent on a commercially reasonable efforts basis consistent with its normal sales and trading practices.

The Company has agreed to pay the Agent commissions for its services of acting as agent of 3.0% of the gross proceeds from the sale of the Shares pursuant to the Sales Agreement. The Company has also agreed to provide the Agent with customary indemnification and contribution rights.

A copy of the Sales Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, has issued a legal opinion relating to the Shares. A copy of such legal opinion, including the consent included therein, is attached as Exhibit 5.1 hereto.

The Shares will be sold pursuant to the Registration Statement, and offerings of the Shares will be made only by means of the Prospectus Supplement. This Current Report on Form 8-K shall not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state or jurisdiction.

Item 8.01 Other Items.

On September 24, 2021, the Company terminated its At-the-Market Equity Offering Sales Agreement, dated June 22, 2020, with Stifel, Nicolaus & Company, Incorporated (the “Prior Sales Agreement”) related to the offer and sale of shares of the Company’s common stock in at-the-market offerings. The Prior Sales Agreement provided for the sale of shares of common stock having an aggregate offering price of up to $40.0 million. On October 1, 2021, the Company filed a prospectus supplement terminating the offer and sale of shares in at-the-market offerings pursuant to the Prior Sales Agreement. As of the date of termination, the Company had sold an aggregate of 2,099,700 shares of its common stock under the Prior Sales Agreement for aggregate gross proceeds of $33.4 million.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

1.1	Open Market Sale AgreementSM, dated October 1, 2021, by and between Cue Biopharma, Inc. and Jefferies LLC.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cue Biopharma, Inc.

Date: October 1, 2021	By:	/s/ Daniel R. Passeri
	Name:	Daniel R. Passeri
	Title:	Chief Executive Officer